EXHIBIT 5
OPINION OF COUNSEL

LAW OFFICES OF JOSEPH L. PITTERA
2214 Torrance Blvd.
Suite 101
Torrance, California 90501
Telephone (310) 328-3588
Facsimile (310) 328-3063

January 8, 2007

Sign Media Systems, Inc.
2100 19th Street
Sarasota, Florida 34234

Re: 2006 Consultant Stock Plan (the "Plan")

Ladies and Gentlemen:

We have acted as counsel to Sign Media Systems, Inc., a Florida corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 10,000,000 shares of the Company's common stock, no par value (the "Shares"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Amended and Restated Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, and such other documents and matters as we have deemed necessary to the rendering of the following opinion. Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be validly issued, fully paid, and non-assessable under the Florida Statutes. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares. We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares.

                                            JOSEPH L. PITTERA, ESQ.

/s/ Joseph L. Pittera ------------------------ Joseph L. Pittera